Exhibit 99.1

            B/E AEROSPACE ANNOUNCES PRICING OF PUBLIC EQUITY OFFERING
            ---------------------------------------------------------

WELLINGTON, FL, December 7, 2005 - B/E Aerospace, Inc. (Nasdaq: BEAV), announced today the pricing of a public offering of 13.0 million shares of its common stock at a price of $19.00 per share through Credit Suisse First Boston and UBS Investment Bank as joint book-running managers and Friedman Billings Ramsey, Stephens Inc. and SG Cowen & Co. as co-managers. The underwriters also have an option to purchase up to an additional 1,950,000 shares to cover over-allotments, if any.

B/E intends to use the net proceeds from the offering of $232.7 million to redeem, at par, a portion of its $250 million aggregate principal amount 8% Senior Subordinated Notes due 2008. B/E intends to use the net proceeds it may receive from the exercise by the underwriters of their over-allotment option, if any, to redeem any 8% Senior Subordinated Notes due 2008 that remain outstanding. To the extent that the aggregate net proceeds from the offering are insufficient to redeem the 8% Senior Subordinated Notes due 2008 in full, B/E may in the future use available cash to redeem any 8% Senior Subordinated Notes due 2008 that are outstanding.

Copies of the prospectus supplement and the prospectus to which it relates can be obtained from Credit Suisse First Boston LLC, One Madison Avenue, New York, NY 10010 (212)-325-2580 and UBS Investment Bank, 299 Park Avenue, 25th Floor, New York, NY 10171 (212) 821-3000.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, B/E does not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization.

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